Exhibit 10.1

AMENDMENT
OF
EMPLOYMENT AGREEMENT

        THIS AMENDMENT, dated as of this 29 day of June, 2007, by and between LIFETIME BRANDS, INC., a Delaware corporation (the “Employer”), and EVAN MILLER (the “Executive”).

W I T N E S S E T H:

        WHEREAS, the Employer and the Executive entered into an Employment Agreement dated as of July 1, 2003 (the “Employment Agreement”) pursuant to which the Employer employed the Executive as its Executive Vice President and President – Sales Division on the terms and conditions therein set forth; and

        WHEREAS, the Employer and the Executive desire to amend the Schedule of Terms and Conditions attached to the Employment Agreement to change the calculation of the Annual Bonus payable by the Employer to the Executive thereunder.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

        1.     Definitions : Capitalized terms used herein shall have the meanings set forth in the Employment Agreement unless otherwise defined herein.

        2.     Amendment. Effective as of January 1, 2007, the Schedule of Terms and Conditions of the Employment Agreement is hereby amended in its entirety to read as set forth in the Schedule of Terms and Conditions attached to this Amendment.

        3.     No Other Amendment. Except as specifically provided in this Amendment, the Employment Agreement shall not be modified or amended in any manner whatsoever and shall remain in full force and effect.

        4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York (determined without regard to the choice of law provisions thereof), and the parties consent to jurisdiction in the United States District Court for the Southern District of New York.

        5.     Counterparts. This Amendment may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

        IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and year first written above.

LIFETIME BRANDS, INC. By: /s/ Jeffrey Siegel Jeffrey Siegel Chief Executive Officer and President EXECUTIVE /s/ Evan Miller Evan Miller

EXECUTIVE EMPLOYMENT AGREEMENT

FOR

EVAN MILLER

SCHEDULE OF TERMS AND CONDITIONS

Schedule 1:	Date of Agreement: July 1, 2003
Schedule 2:	(a) Title and Management Position; Responsibilities
Executive Vice President
President - Sales Division
Schedule 3:	Initial Term Commencement Date: July 1, 2003
Initial Term Expiration Date: July 31, 2006
Schedule 4:	Reporting Authority: Chief Executive Officer
Schedule 5:	Principal Office Location: Garden City, New York
Schedule 6:	Base Salary per annum for year 2007: $400,000
Base Salary Commencement Period for year 2007: January 1, 2007
Schedule 7:	Calculation of Eligibility for Annual Bonus for year 2007:
Executive shall receive an Annual Bonus as follows:

For every 1% increase in organic contribution margin dollars for our entire wholesale business, an Annual Bonus is earned equal to 2% of Base Salary; provided, however, this shall be capped at 75% of Base Salary. The organic contribution margin calculation shall include Syratech and Pedrini for the periods owned in 2006 and the comparable periods in 2007, but shall not include acquisitions made in 2007.

Plus:

For every 1/10th of 1% that sales expense (including sales salaries, bonuses, commissions, T & E, trade show expense, etc,) declines as a percentage of our net wholesale sales, a bonus of 10% of Base Salary is earned; provided, however, this shall be capped at 20% of Base Salary. This part of the Annual Bonus is only payable if the Company has an increase in organic contribution margin dollars.

There will be an opportunity for a discretionary bonus for efforts made in helping to build businesses acquired during the course of the year that are not considered organic.

Notwithstanding any of the foregoing, the total Annual Bonus amount payable is capped at 100% of Base Salary and in order for Executive to be eligible for an Annual Bonus in any year, the Company must have Net Income of at least $10,000,000. "Net Income" shall mean the net earnings of the Company, after deducting all federal, state and local taxes and all other charges and reserves, as reported in the Company's audited financial statements for that year.

Schedule 8	Automobile Allowance Per Month: $1000 per month.

Schedule 9:	Severance Expiration Date: The Severance Expiration Date shall be twelve (12) months after the Termination Date.

Schedule 10:	The Restricted Period shall be two (2) years following the Termination Date; provided, however, if the Executive's employment hereunder is terminated under the circumstances described in paragraph 3(e) (relating to termination by the Company without Cause), or paragraph 3(c) (relating to Termination by the Executive for Good Reason) or at the end of the Initial Term or any Additional Term, either party, or both parties, choose(s) not to extend the Executive's employment, then in any such case the Restricted Period shall be one (1) year following the Termination Date.